Exhibit 99.1

Tel-Instrument Electronics Corp. Operational Update

EAST RUTHERFORD, N.J.--(BUSINESS WIRE)--June 8, 2012--Tel-Instrument Electronics Corp (the “Company” or “TIC”) (NYSE AMEX: TIK) will be reporting fourth quarter revenues of $5.2 million for the period ending March 31, 2012 when it releases its audited financial statements. Net profits for the fourth quarter will be below expectations due in part to a warranty reserve to correct issues seen in previously sold CRAFT units. For the first quarter for the 2013 fiscal year ending June 30, 2012, TIC is forecasting sharply reduced revenues and a loss due mainly to a temporary hold in CRAFT 708 production shipments to correct issues discovered in prior CRAFT 719 deliveries and incorporate the final AIMS approved software configuration which includes several product enhancements. TIC has also experienced continuing delays in securing a production release on the TS-4530A program from the Army. TIC has made several management changes to enhance its organizational structure and provide emphasis to the manufacturing stage of the Company’s development as it enters the production phase of its three major programs. The Company is working closely with the Navy and the Army to secure production releases on the CRAFT and TS-4530A programs and is optimistic that this will occur within the next 30 days. TIC is still predicting significant revenue and profitability growth for the current fiscal year ending March 31, 2013.

With the delays on the CRAFT and TS-4530A production in the current quarter ending June 30, 2012, TIC’s cash flow has been negatively impacted. As such, TIC is exploring alternative mechanisms to secure additional short-term financing. This includes working with the government to secure progress payments on these programs.

Craft 708 and Craft 719 Programs

The issues identified with the CRAFT units will require that all CRAFT 719 and CRAFT 708 units be updated with revised software and TIC will revalidate all of the 460 ship-in-place units at TIC before they are shipped to the customer. (These ship-in-place units had been built and paid for by the Navy but could not be shipped to the field due to regulatory restrictions.) TIC and the Navy have been working to finalize an upgraded test procedure for these units. The test procedure needed to be upgraded to reflect the extensive changes to the units over the last few years. The Navy is at TIC this week to verify and approve these new procedures and review TIC’s quality assurance procedures. TIC currently expects a resumption of limited CRAFT shipments later this month. The Navy has also indicated that additional foreign military sales (“FMS”) are expected for the CRAFT product. As a result of these needed modifications, TIC recorded a warranty reserve in the fourth quarter ended March 31, 2012 to provide for the additional work on these ship–in-place CRAFT units.

TS-4530A Program

The TS-4530A program has been essentially complete from a design standpoint since early this year and TIC is in the process of scheduling the final production assurance audit with the Army which is required prior to the commencement of full rate production. TIC expects to deliver a modest number of limited rate initial production (“LRIP”) TS-4530A units this month and is working to secure a full production release on this program within the next month. The TS-4530A program is a critical program with almost $20 million of booked orders which will help drive TIC’s revenues growth and profitability.

ITATS Program

The AN-206 ITATS program is proceeding well with the enhancements funded by the Navy last year now substantially complete and the platform verification substantially completed by the Navy. TIC is in the process of performing final bench level verification testing on these units and expects to secure a production release on the 102 unit Navy production delivery order later this summer. It is expected that this product will enter full rate production this calendar year.

New V.P. of Operations and Director of Quality Assurance

To better support these three critical programs, TIC has promoted Chris Allen to V.P. of Operations. Chris will be in charge of engineering, manufacturing and program management. Mr. Allen has over 30 years of senior management experience and has a strong commitment to customer satisfaction. We have also added Jim Moreno to a newly created position of Director of Quality Assurance. Mr. Moreno has over 25 years experience in senior positions in quality assurance at companies such as Intel and Allied Signal.

Jeff O’Hara, TIC’s President and CEO, indicated that “the new management structure and revised Quality Organization is key to our future growth and profitability. Chris brings a relentless focus on customer satisfaction and his current focus is ensuring that our new products exceed customer expectations in terms of quality, delivery schedule and product performance. The new quality assurance structure has already made significant improvements in our internal processes and we are excited to welcome Jim to our senior management team.”

About Tel-Instrument

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com